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INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders of
USN Communications, Inc.
Chicago, Illinois

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-38381 on Form S-1 of USN Communications, Inc. of our report dated March 14, 1997 (September 4, 1997 as to Note 22), which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity's ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Consolidated Financial and Operating Data" and "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP


January 7, 1998
Chicago, Illinois